Exhibit 99.1

Assurant Announces Elaine Rosen as New Chair of Board of Directors

NEW YORK, Nov. 15, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announces the election of its vice chair, Elaine D. Rosen, 57, as the company’s new chair of the board of directors, effective Nov. 12, 2010. Ms. Rosen replaces Dr. John Palms, 75, who will remain on the board as a director until the company’s annual meeting in May 2011.

“Elaine Rosen’s 25-year insurance industry career and seasoned understanding of Assurant’s specialty strategy combine to make her an outstanding choice to lead our board of directors,” said Robert B. Pollock, president and chief executive officer, Assurant. “John and Elaine led the board seamlessly through this planned succession to ensure governance continuity and an unwavering commitment to our shareholders and our company.”

During her career with UNUM Corporation, Ms. Rosen held a number of senior leadership roles, including serving as president of UNUM Life Insurance Company of America. A member of the Assurant board of directors since February 2009 and vice chair since May 2010, Ms. Rosen also is chair of the board of the Kresge Foundation. Other board affiliations include DownEast Energy Corporation and Kforce, Inc. She is a resident of Falmouth, Maine.

Dr. Palms will continue as a director through the completion of his current three-year term. The company’s governance guidelines preclude re-election for additional board service after age 73. Earlier this year, shareholders approved an amendment to the company’s bylaws providing that, going forward, all Assurant directors must be elected annually.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Its four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits — partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the United States and select worldwide markets.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $27 billion in assets and $8 billion in annual revenue. www.assurant.com

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Media Contact:	Investor Relations Contacts:
Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations and	Senior Vice President	Vice President
Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com